Exhibit 99.1

ARRAY BIOPHARMA INITIATES MEK162 PHASE 3 MILO STUDY TRIGGERING MILESTONE PAYMENT

Boulder, Colo., (July 2, 2013) - Array BioPharma Inc. (NASDAQ: ARRY) announced today that a $5 million milestone was achieved after the start of Array's Phase 3 clinical trial in patients with low-grade serous ovarian cancer (LGSOC).

The study, called MILO (MEK Inhibitor in Low Grade Serous Ovarian Cancer), is a multinational, randomized Phase 3 trial and will evaluate MEK162 against physician's choice of standard chemotherapy treatments in 300 patients with recurrent or persistent LGSOC following at least one prior platinum-based chemotherapy regimen and no more than three lines of prior chemotherapy regimens. The primary endpoint is progression-free survival, and the key secondary endpoint is overall survival.

“Array is pleased to initiate its first Phase 3 trial with the goal of helping women with low-grade serous ovarian cancer who have progressed on cytotoxics and have no other proven therapeutic options,” said Ron Squarer, Chief Executive Officer, Array BioPharma.  “We also look forward to Novartis initiating both the NRAS- and BRAF-mutant melanoma pivotal studies later this year.”

Array invented MEK162 and licensed worldwide rights to develop and commercialize the drug to Novartis in April 2010. Novartis recently detailed plans to initiate Phase 3 trials of MEK162 in both NRAS- and BRAF-mutant melanoma. All three trials will be conducted as part of the Novartis/Array co-development agreement under which costs are capped annually and in total for Array.

About MEK162
MEK is a key protein kinase in the RAS/RAF/MEK/ERK pathway, which signals cancer cell proliferation and survival. MEK has been shown to be activated in several tumor types such as non-small cell lung cancer, melanoma, thyroid cancer, ovarian cancer, and, in particular, tumors with BRAF and NRAS mutations. MEK162 is a small molecule MEK inhibitor that targets a key position in this pathway and is in Phase 3 development in a range of tumor types.

There are 10 active or completed oncology clinical trials of MEK162 with plans to initiate at least six trials in 2013, including three Phase 3 trials, one each planned in LGSOC, NRAS-mutant melanoma and BRAF-mutant melanoma.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Array is evolving into a late-stage development company and currently expects significant progress toward generating data to support our upcoming Phase 3 / pivotal trial decisions.  Novartis expects to begin Phase 3 trials evaluating Array-invented MEK162 in NRAS-mutant melanoma and in BRAF-mutant melanoma in 2013.  In addition, Array began a Phase 3 trial evaluating MEK162 in low-grade serous ovarian cancer under the license agreement with Novartis in June 2013. AstraZeneca began a pivotal trial with selumetinib (an Array-invented drug) in thyroid cancer in May 2013 and expects to begin a Phase 3 trial in non-small cell lung cancer during the second half of 2013. Three other Array-invented drugs are also approaching Phase 3 or pivotal trial decisions which are expected by the end of 2013. These include Array's wholly-owned drugs, ARRY-520 and ARRY-614, and one partnered program, danoprevir (with InterMune/Roche).  For more information on Array, please go to www.arraybiopharma.com.

Array BioPharma Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our potential to earn future milestone and royalty payments under our agreement with Novartis, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate and future plans to progress and develop MEK162. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; our ability to attract and retain experienced scientists and management. We are providing this information as of July 2, 2013. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:     Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com